Exhibit 99.1

Financial Results for the Second Quarter of 2015 (unaudited)

The following amounts are estimates of certain key financial results that we expect for the second quarter of 2015:

•	Adjusted EBITDA of between $87.0 million and $87.5 million;

•	Available Cash before Reserves of between $68.5 million and $69.0 million; and

•	Net Income of between $11.3 million and $11.8 million.

Although full results for the second quarter of 2015 are not yet available, based upon information available to us and except as otherwise described in this prospectus supplement, we are not aware and do not anticipate that our results for the second quarter will be adversely affected, in the aggregate, by material or unusual events, and we believe that, during the second quarter we did not incur material additional borrowings or other liabilities, contingent or otherwise, or default under our debt covenants. Nevertheless, our actual results for the second quarter of 2015 may differ from these expectations and from the estimates disclosed above, and such differences could be material. Our expected results for this interim period are not indicative of the results that should be expected for the full fiscal year.

Neither our independent registered public accountants nor any other independent registered public accountants have compiled, examined or performed any procedures with respect to the prospective financial information contained herein or expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the prospective financial information.

Adjusted EBITDA is a non-GAAP financial measure and should not be construed as an alternative to, or more meaningful than, GAAP financial information. Please see “—Non-GAAP Financial Measures” for additional qualifications regarding the use of Adjusted EBITDA and Available Cash before Reserves. The following table reconciles our range of estimated Adjusted EBITDA and Available Cash before Reserves to estimated Net Income for the second quarter of 2015:

		Three months ended June 30, 2015
		(Estimated data; in millions)
Adjusted EBITDA	between	$87.0	and	$87.5
Loss on redemption of senior notes	between	(17.5)	and	(17.5)
Depreciation and amortization	between	(28.2)	and	(28.2)
Interest expense, net	between	(18.0)	and	(18.0)
Other items	between	(12.0)	and	(12.0)

Net income	between	$11.3	and	$11.8

		Three months ended June 30, 2015
		(Estimated data; in millions)
Available cash before reserves	between	$68.5	and	$69.0
Loss on redemption of senior notes	between	(17.5)	and	(17.5)
Depreciation and amortization	between	(28.2)	and	(28.2)
Other items	between	(11.5)	and	(11.5)

Net income	between	$11.3	and	$11.8

Non-GAAP Financial Measures

We have presented the non-GAAP financial measures Adjusted EBITDA and Available Cash before Reserves. Our non-GAAP financial measures should not be considered (i) as alternatives to GAAP measures of liquidity or financial performance or (ii) as being singularly important in any particular context; they should be considered in a broad context with other quantitative and qualitative information. Our Adjusted EBITDA and Available Cash before Reserves measures are just two of the relevant data points considered from time to time.

When evaluating our performance and making decisions regarding our future direction and actions (including making discretionary payments, such as quarterly distributions) our board of directors and management team has access to a wide range of historical and forecasted qualitative and quantitative information, such as our financial statements; operational information; various non-GAAP measures; internal forecasts; credit metrics; analyst opinions; performance, liquidity and similar measures; income; cash flow; and expectations for us, and certain information regarding some of our peers. Additionally, our board of directors and management team analyze, and place different weight on, various factors from time to time. We believe that investors benefit from having access to the same financial measures being utilized by management, lenders, analysts and other market participants.

Adjusted EBITDA is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

•	the financial performance of our assets without regard to financing methods, capital structures or historical cost basis;

•	our operating performance as compared to those of other companies in the midstream energy industry, without regard to financing and capital structure;

•	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

•	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

•	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Adjusted EBITDA as net income or loss plus net interest expense, income taxes, depreciation and amortization plus other specific items, the most significant of which are the addition of cash received from direct financing leases not included in income, non-cash equity-based compensation expense, expenses related to acquiring assets that provide new sources of cash flow, the effects of available cash generated by equity method investees not included in income, and loss on redemption of senior notes. We also exclude the effect on net income or loss of unrealized gains or losses on derivative transactions.

Available Cash before Reserves, also referred to as distributable cash flow, is a quantitative standard used throughout the investment community with respect to publicly traded partnerships and is commonly used as a supplemental financial measure by management and by external users of financial statements such as investors, commercial banks, research analysts and rating agencies, to aid in assessing, among other things:

•	the financial performance of our assets;

•	our operating performance;

•	the viability of potential projects, including our cash and overall return on alternative capital investments as compared to those of other companies in the midstream energy industry;

•	the ability of our assets to generate cash sufficient to satisfy certain non-discretionary cash requirements, including interest payments and certain maintenance capital requirements; and

•	our ability to make certain discretionary payments, such as distributions on our units, growth capital expenditures, certain maintenance capital expenditures and early payments of indebtedness.

We define Available Cash before Reserves as net income as adjusted for specific items, the most significant of which are the addition of certain non-cash expenses (such as depreciation and amortization), the substitution of distributable cash generated by our equity investees in lieu of our equity income attributable to our equity investees, the elimination of gains and losses on asset sales (except those from the sale of surplus assets), unrealized gains and losses on derivative transactions not designated as hedges for accounting purposes, the elimination of expenses related to acquiring or constructing assets that provide new sources of cash flows, the subtraction of maintenance capital utilized, and loss on redemption of senior notes.